UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 12, 2016

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Principal Accounting Officer

Bernard G. Dvorak, our Executive Vice President and Co-Chief Financial Officer (Principal Accounting Officer),
will retire from such positions on January 1, 2017. On December 12, 2016, Mr. Dvorak and Liberty Global Inc., one of our wholly-owned subsidiaries (the “Company”), entered into a Retirement and Consulting Arrangement.  The arrangement provides for:

•	a one-time payment of $350,000 in exchange for a two-year non-compete agreement; and

•
a 10-month consulting arrangement ending on October 31, 2017, pursuant to which Mr. Dvorak will provide consulting services to us in exchange for $150,000 and the same health and welfare benefits offered to all salaried employees of the Company.

The terms of the arrangement were approved by the Compensation Committee (the “Compensation Committee”) of our Board of Directors.

Previous Announcements

Appointment of Principal Accounting Officer

As previously announced, Jason Waldron has been appointed as our Senior Vice President and Chief Accounting Officer effective January 1, 2017. Mr. Waldron will oversee all of our accounting and SEC reporting functions. Mr. Waldron, age 44, was an SEC reviewing audit partner with KPMG LLP ("KPMG") and has 22 years’ experience in public accounting. He was part of KPMG’s Technology, Media and Telecommunications practice in Denver, Colorado. Mr. Waldron served as KPMG’s lead audit partner on our account from 2010 to 2014. While at KPMG, Mr. Waldron assisted with financial audits, risk assessments, technical accounting consultation, financial due diligence, corporate business process and internal control assessments and enhancements. He served as the lead partner of Fortune 500 audit clients and has extensive experience in global account leadership.

Title Change

With the retirement of Mr. Dvorak and the appointment of Mr. Waldron, also as previously announced, Charles H.R. Bracken will become the Company’s Chief Financial Officer on January 1, 2017. Mr. Bracken currently serves as the Company’s Co-Chief Financial Officer (Principal Financial Officer).

9.01. Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Exhibit Name

10.1	Letter Agreement dated December 12, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: December 13, 2016

Exhibit Index

Exhibit No.	Exhibit Name

10.1	Letter Agreement dated December 12, 2016

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